UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

PHILLIPS 66
(Name of Registrant as Specified In Its Charter)

Elliott Investment Management L.P.

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

THE LIVERPOOL LIMITED PARTNERSHIP

Elliott Investment Management GP LLC

Paul E. Singer

BRIAN S. COFFMAN

SIGMUND L. CORNELIUS

MICHAEL A. HEIM

STACY D. NIEUWOUDT

GREGORY J. GOFF

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Elliott Investment Management L.P., together with the other participants named herein (collectively, “Elliott”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders of Phillips 66, a Delaware corporation (the “Company”).

Item 1: Elliott issued the following press release:

Glass Lewis Recommends Shareholders Support Elliott’s Case for Urgent Board Change at Phillips 66

Glass Lewis Recognizes Need for Independent Perspectives in the Phillips 66 Boardroom and Recommends Support for Elliott Director Nominees Brian Coffman, Sigmund Cornelius and Michael Heim

Concludes Elliott Has Presented a More Compelling Case By a “Relatively Decisive Margin” and Phillips 66’s Underperformance and Poor Governance Should be of “Significant Concern” to Investors

Cites Company’s “Increasingly Dubious” Commitment to Corporate Governance and “Creative Representation” of the Facts as Further Evidence That Meaningful Change is Needed in the Boardroom

Details How Phillips 66’s Arguments are “Disconnected from … Reality” And Put the Board on the “Back Foot From a Credibility Standpoint”

Notes Phillips 66’s “Inability to Draw … a Strong, Straightforward Throughline to Shareholder Value is a Bust”

WEST PALM BEACH, FLA. (May 10, 2025) – Elliott Investment Management L.P. (“Elliott”), which manages funds that together make it a top-five shareholder in Phillips 66 (NYSE: PSX) (the “Company” or “Phillips”), today announced that leading independent proxy advisory firm Glass, Lewis & Co., LLC (“Glass Lewis”) has recommended shareholders support meaningful boardroom change by voting for the election of three Elliott director nominees – Brian Coffman, Sigmund Cornelius and Michael Heim – to the Company’s Board of Directors (the “Board”) at the 2025 Annual Meeting of Shareholders (the "Annual Meeting").

Elliott stated:

“Glass Lewis’ report definitively exposes the arguments Phillips 66 has sought to make throughout this campaign for what they are: false narratives and distortions of the facts. On every topic that should matter to shareholders – financial and operational performance, corporate governance and the merits of Elliott’s nominees versus the incumbents – Glass Lewis not only concludes that the Company’s case is inferior, but also several aspects of its case appear to be intentionally misleading. Shareholders should not stand for this. We believe it is now clearer than ever that immediate, meaningful change is needed in the Phillips 66 boardroom and that the best way to achieve this is by supporting all four of Elliott’s independent and highly qualified nominees. We look forward to continuing to make our case to our fellow shareholders between now and the Annual Meeting on May 21.”

In its report, Glass Lewis confirmed Elliott’s case for change at Phillips 66, stating:

•	“In our view, the more compelling case is offered by Elliott, in this case by a relatively decisive margin.”

•	“…we believe the core argument that P66 has failed to drive compelling shareholder returns or a differentiated valuation as an extension of management’s pursuit of further integration is fundamentally sound. We further consider Elliott lands much more effective ripostes on matters of cost management, synergy value and capital allocation, crimping core tenets of P66’s defense.”

•	“These issues stack on what we consider to be fairly disconcerting corporate governance considerations, including a dubious commitment to good faith engagement, a questionable and counterproductive realignment of key oversight roles and a late-stage candidate pivot which seems to call into question the board’s prior candor. These issues should, in our view, be of significant concern to P66 investors.”

•	“Narrative friction is at the fore, in our view, as the board firmly asserts that significant steps toward integration have been successful and ‘will continue to drive long-term value’ for investors. On review, this perspective appears disconcertingly disconnected from the boots-on-the-ground reality: P66 has regularly run afoul of market expectations, has not generated competitive value during the span of Mr. Lashier’s executive service…”

Glass Lewis detailed the broken corporate governance that has taken root under the current Board at Phillips 66, stating:

•	“Viewed collectively, this procession does not give us great confidence in the board’s overall candor, willingness to meet stated commitments or exceed basic governance requirements in the absence of material public pressure. This framework arguably puts the board on the back foot from a credibility standpoint.”

•	“…we are generally inclined to share the view that allowing a CEO to lead the board to which he or she otherwise reports – in this case without a particularly persuasive performance-driven rationale – is fundamentally suboptimal. By necessary extension, we consider Mr. Pease’s expedited recanting on the matter – purportedly predicated on swiftly revised perspectives regarding P66’s trajectory following his appointment – disconcerting.”

•	Specifically regarding the limited engagement offered by the Board and the Company’s insistence on all discussions being routed through the CEO and Chairman, Glass Lewis states: “We are thus generally not sympathetic to the argument that Mr. Lashier’s participation as chair was necessary or appropriate and do not consider the board has offered sound reasoning in relation to Elliott’s obstructed access to independent P66 directors.”

•	“…we do not believe shareholders should be swayed by the suggestion that Mr. Lashier’s positioning as engagement gatekeeper was justified or appropriate, particularly given the balance of concerns raised by Elliott privately and publicly over the last 18 months. We consider this a firm step back and are concerned by the board’s associated rationale.”

•	“That P66 was apparently unwilling to share candidate lists or seemingly seriously consider Elliott’s contemplated nominees in the service of filling a single board seat for more than a year – but could, under renewed public pressure from Elliott, swiftly manifest two prospects in less than a month – does little to diminish the impression that the current board may have been testing boundaries and dragging its feet in something of a tactical gambit. In all cases, we consider this procession, placed in full context, raises significant questions regarding P66’s commitment to sound governance and the efficacy of its shareholder engagement framework.”

•	Glass Lewis also concluded that shareholders should support Elliott’s corporate governance proposal offering a pathway to de-stagger the Board, noting: “…we believe that support would continue to signal to the Company that the adoption of a de-staggered board remains a priority to investors and that adoption of a policy that effectuates this structure would be in shareholders' best interests.”

Glass Lewis criticized Phillips 66’s performance and poor shareholder returns, noting:

•	“…we consider many of P66’s primary rebuttals seem to rely more on creative representation and selective measurement architecture to circumnavigate what we believe is otherwise an unfavorable operational yield. In short, we believe the dissenting quantitative case is substantially more persuasive, and would, on its own and in the absence of any other concerns, arguably already represent adequate basis for change at P66.”

•	“…we believe the Dissident’s fundamental quantitative contention – namely, that P66 has failed to effectively manage its core refining business, generate compelling shareholder returns, communicate and reliably achieve stated targets or close its valuation gap despite high cost and heavily messaged forays into midstream – appears to hold water.”

•	“…if a fully integrated value proposition exists here, we believe the board’s materials struggle mightily to illustrate it in particularly persuasive terms.”

•	“Many elements of the board’s TSR defense (e.g. excising performance relating to Mr. Lashier’s tenure as COO, inclusion of multiple materially subscale peers, tenuously reasoned SOTP methodology) are optically questionable and materially less persuasive. In a campaign inextricably predicated on the notion that P66’s asset mix is a favorable differentiator, the board’s inability to draw what we consider to be a strong, straightforward throughline to shareholder value is a bust.”

•	“Nearly irrespective of applied standard, substantially all underlying TSR comparisons shake out unfavorably for the Company, undermining the central thread that P66’s amalgam of assets ultimately drives value and hedges downside refining volatility…P66 has not kept pace with its core refining peers since Mr. Lashier stepped in as a senior executive and the Company’s acquisitive forays certainly have not captured midstream tailwinds.”

Glass Lewis detailed the strong qualifications of Elliott’s nominees:

•	“Critically, we expect the identified Elliott nominees would challenge prevailing internal narratives which seem to belie, among other things, a disconcerting satisfaction with a less than laudatory operational arc, a staunch but otherwise questionable defense of an ineffective strategic tack and an increasingly dubious commitment to sound corporate governance.”

•	“Sigmund Cornelius, who we expect would bring arguably critical executive and refining expertise, as well as legacy familiarity with P66’s asset base as the former senior vice president and CFO of ConocoPhillips”

•	“Michael Heim, who, by extension of his prior service as founder, president, vice chair and COO of midstream player Targa Resources, would be expected to afford credible, independent perspectives in relation to P66’s midstream assets and avenues to address captive value.”

•	“Brian Coffman, as an additional refining executive with established familiarity with P66’s asset base.”

Recently, leading independent proxy advisory firm Egan-Jones Proxy Services (“Egan-Jones”) recommended support for all four of Elliott’s nominees, writing that:

•	“…Elliott’s nominees possess a strong mix of best-in-class industry expertise and experience and have the potential to unlock value for shareholders…”

•	“Phillips 66’s current conglomerate structure appears to be suboptimal for sustained financial growth. We agree with the dissidents that a strategic shift towards refocusing on its core assets, particularly within the refining segment, is necessary to drive improved performance and value creation.”

•	“Currently, the Company has a combined Chairman and CEO leadership structure, a classified board, and over-tenured directors. A plethora of these problematic governance practices appear to be a driving force in the Company’s underperformance. We believe that addressing these structural issues would enhance accountability and exercise of the directors’ fiduciary duties.”

For more information, including how to vote on Elliott's GOLD proxy card, please visit Streamline66.com.

ADDITIONAL INFORMATION

Elliott Investment Management L.P., together with the other participants in Elliott’s proxy solicitation (collectively, “Elliott”), has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Phillips 66, a Delaware corporation (“Phillips” or the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number (877) 629-6357 or via email at info@okapipartners.com.

About Elliott

Elliott Investment Management L.P. (together with its affiliates, “Elliott”) manages approximately $72.7 billion of assets as of December 31, 2024. Founded in 1977, it is one of the oldest funds under continuous management. The Elliott funds' investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

Media Contact:

Casey Friedman

Elliott Investment Management L.P.

(212) 478-1780

cFriedman@elliottmgmt.com

Investor Contact:

Bruce Goldfarb / Pat McHugh

Okapi Partners LLC

(877) 629-6357

(212) 297-0720

info@okapipartners.com

Item 2: On May 12, 2025, Elliott gave a presentation via Glass Lewis & Co.’s Proxy Talk service. Certain discussion materials issued in connection with the presentation are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 3: Also on May 12, 2025, Elliott posted materials to social media, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 4: Elliott posted additional materials to Streamline66.com, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.